                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

                             RESTRUCTURING AGREEMENT


        This RESTRUCTURING AGREEMENT (this "Agreement") is entered into as of February 22, 2001 between Quokka Sports, Inc., a Delaware corporation (the "Company"), and the holders of the Notes (as defined below) set forth on Schedule A hereto (the "Participating Noteholders").

                                    RECITALS

        WHEREAS, on September 15, 2000, the Company issued $77,400,000 aggregate principal amount of its 7% Convertible Subordinated Promissory Notes (the "Notes") and warrants to purchase 2,805,750 shares of the Company's Common Stock;

        WHEREAS, by letter dated January 12, 2001, the Company notified the Noteholders that it was in breach the covenant contained in Section 2.6 of the Noteholders Agreement and acknowledged that such breach constituted an Event of Default (as defined in the Note) as a result of which Event of Default (as well as the additional Events of Default referenced in the immediately succeeding WHEREAS Clause), the maturity of the Notes is subject to acceleration pursuant to the terms thereof;

        WHEREAS, as of the date hereof, as a result of the accrual of interest on the Notes since the date of the original issuance through the date hereof, the Notes are currently outstanding in the principal amount of approximately $76,000,000;

        WHEREAS, the Company desires (i) to acquire from the Noteholders waivers of the breach constituting an Event of Default referenced above as well as the breaches described in Section 7.1(d) hereof and (ii) to redeem for cash certain outstanding Notes at a discounted price;

        WHEREAS, the Company has offered to the Noteholders to restructure the terms of the Participating Noteholders' investment in the Company in accordance with the terms set forth in this Agreement in exchange for the receipt of the Waiver, and the Participating Noteholders have agreed to accept such offer subject to the terms set forth in this Agreement.

        WHEREAS, the Participating Noteholders' aggregate holdings represent the consent of the "Required Holders" for purposes of amending, and waiving defaults, under the Noteholders Agreement, the consent of the "Required Purchasers" for purposes of amending, and waiving defaults, under the Note Purchase Agreement and the requisite consent for amending, and waiving defaults under, any other Transaction Documents to effectuate the purposes of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:


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                                    ARTICLE 1
                                   DEFINITIONS

        Section 1.1   Certain Defined Terms.

        Capitalized terms not otherwise defined herein shall have the meanings set forth in Note Purchase Agreement, dated as of September 15, 2000 between the Company, GE Capital Equity Investments, Inc. and the other purchasers named on
Schedule 1.1 thereto or, if not defined therein, the definitions set forth in the other Restructuring Documents or, if not defined therein, the Transaction Documents. In addition, the following terms shall have the following meanings:

        "Amended Note" means the Amended Promissory Note (amending the Promissory Note originally issued on September 15, 2000) in the form of Exhibit A delivered to Participating Noteholders in connection with the transactions contemplated by this Agreement.

        "Change of Control Transaction" means the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, the sale, lease, transfer or conveyance, in a transaction or series of transactions, of all or substantially all the assets of the Company to another Person, the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) by any person (as defined in Section 13(d) of the Exchange Act) together with its affiliates and associates (as each of such terms are defined in Rule 405 under the Securities Act) of securities constituting in excess of 50% of the Company's voting power (excluding in all cases beneficial ownership of Notes, Amended Notes or Warrants to the extent such securities are not convertible as a result of applicable conversions on limitation contained therein) (such beneficial ownership, the "Controlling Equity Interest Event").

        "Closing Date" has the meaning set forth in Section 8.1 hereof.

        "Note Repurchase Price" means $.50 per $1.00 principal amount of Notes surrendered by a Participating Noteholder pursuant to Section 4.1.

        "PIK Preferred Certificate of Designations" shall mean the certificate of Designations establishing the terms of the PIK Preferred Shares.

        "PIK Preferred Shares" means the shares of pay-in-kind preferred stock of the Company issued pursuant to Section 5.1 of this Agreement.

        "Required Holders" has the meaning set forth in the Noteholders
Agreement.

        "Restructuring Documents" means this Agreement, the Amended Notes and the PIK Preferred Shares (including the Certificate of Designations establishing the terms thereof).

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                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to each Participating Noteholder as of the date hereof as follows:

        Section 2.1   Organization, Good Standing and Qualification.

        (a) Each of the Company and its Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company has all requisite corporate power and authority to execute and deliver the Restructuring Documents, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The Company has delivered to the Participating Noteholders at the Closing or has made publicly available a complete and correct copy of the Restated Certificate (as defined in Section 2.12) and the Bylaws (as defined in Section 2.12).

        (b) Each of the Company and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation or other entity in all jurisdictions in which the character or location of its activities or of the properties owned or operated by it makes such qualification necessary, except for such failures which, individually or in the aggregate, would not have a material adverse effect on the business, assets, operations, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under the Transaction Documents and the Restructuring Documents or to consummate the transactions contemplated thereby (a "Material Adverse Effect").

        Section 2.2   Subsidiaries.

        (a) As used herein, "Subsidiary" means, with respect to any Person (a) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (b) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, (x) have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or (y) is a general partner or managing member. Schedule 2.2(a) hereto accurately sets forth each Subsidiary of the Company, including its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. Except as set forth on Schedule 2.2(a) hereto, all shares of capital stock or other equity interests of any Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by the Company or

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such other person as is set forth herein, free and clear of any Encumbrance and have not been issued in violation of, nor subject to, any preemptive, subscription or other similar rights. "Encumbrance" means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

        (b) Except for the Subsidiaries and as set forth on Schedule 2.2(b) hereto, neither the Company nor any of its Subsidiaries owns any capital stock, membership interests, security or other interest in any other Person.

        Section 2.3   Capitalization; Voting Rights.

        (a) As of January 31, 2001, the capitalization of the Company consisted of the following:

               (i) 250,000,000 shares of Common Stock, of which (A) 63,000,738 shares are issued and outstanding, and (B) 18,222,306 shares have been reserved for issuance under the Company's Stock Option Plans (as defined below) of which
(1) options to purchase 11,376,450 shares are outstanding, and (2) options to purchase 1,206,938 shares have been exercised; and

               (ii) 10,000,000 shares of Preferred Stock, par value $ .0001 (the "Preferred Shares"), none of which are issued and outstanding.

        Since January 31, 2000 no shares of Common Stock or Preferred Shares have been issued except for issuances of Common Stock under any Stock Option Plan or upon conversion of the Notes.

        (b) All issued and outstanding shares of the Company's capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities and (iv) were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other Person. All shares of the Company's Common Stock issuable upon conversion of the Notes, the Amended Notes and the PIK Preferred Shares and upon exercise of the Warrants (i) will be duly authorized and validly issued,
(ii) will be fully paid and nonassessable, (iii) will be issued in compliance with all applicable state and federal laws concerning the issuance of securities and (iv) will not be issued in violation of, or subject to, any preemptive subscription or other similar rights of any other Person.

        (c) The Company has made available to the Participating Noteholders a copy of the Company's (i) 1999 Non-Employee Directors' Stock Option Plan, (ii) 1997 Stock Option Plan, (iii) ZoneNetwork.com, Inc. 1996 Stock Option Plan, (iv) option agreements pursuant to which stock options have been granted outside of the plans described in clauses (i) through (iii) above and (v) 1999 Employee Stock Purchase Plan (collectively the stock option plans described in clauses
(i) through (iv) are hereinafter referred to as the "Stock Option Plans"). Other than the 11,376,450 shares of Common Stock which were reserved for future issuance to employees

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pursuant to outstanding stock option grants under the Stock Options Plans (as defined above) and 779,908 shares of Common Stock which were reserved for future issuance to employees pursuant to the Employee Stock Purchase Plan, the stock options issued pursuant to the Stock Option Plans, and except as may be granted pursuant to this Agreement or as set forth on Schedule 2.3(c) hereto, there are no outstanding subscriptions, options, calls, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of their securities, nor has the Company nor any of its Subsidiaries taken or agreed to take any action to issue or grant the same. Except as described in this Agreement or set forth on Schedule 2.3(c) hereto, (x) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any voting or equity securities or interests of any of its Subsidiaries, (y) there is no voting trust, proxy, stockholder or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its stockholders is a party or is bound with respect to the voting or transfer of the capital stock or other voting securities of the Company or any of its Subsidiaries and (z) there are no other subscriptions, options, calls, warrants or other rights (including registration rights, whether demand or piggyback registration rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule 2.3(c) hereto, the consummation of the transactions contemplated by the Restructuring Documents will not trigger the anti-dilution provisions or other adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire shares of any of its capital stock. The delivery of the Amended Notes and the issuance of the PIK Preferred Shares is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived.

        (d) The Amended Notes and the PIK Preferred Shares have been duly and validly authorized, will be delivered to the Participating Noteholders (or their permitted transferees) free and clear of all Encumbrances (other than those placed thereon by or on behalf of the Participating Noteholders (or their permitted transferees)) and the Notes and the PIK Preferred Shares will have the rights, preferences, privileges and restrictions set forth in the Notes and Restated Certificate, respectively.

        Section 2.4   Authorization; Binding Obligations.

        The execution and delivery of the Restructuring Documents, the consummation of the transactions contemplated thereby and the performance of all obligations of the Company thereunder have been duly authorized by all necessary corporate action of the Company and its stockholders. The Restructuring Documents have been duly executed and delivered by the Company. The Restructuring Documents (assuming due execution and delivery by the Participating Noteholders) are legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting

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creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        Section 2.5   SEC Reports; Financial Statements.

        (a) The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") all forms, reports and schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the "SEC Reports") required to be filed by the Company with the SEC since July 27, 1999. As of its date of filing, except as set forth on Schedule 2.5(a) hereto, each SEC Report complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as applicable, and the rules and regulations promulgated thereunder and none of such SEC Reports (including any and all financial statements included therein) contained when filed or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports (the "Financial Statements") complied as to form, as of its date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements only) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes.

        (c) The Company's unaudited consolidated financial statements for the three months and nine months ended September 30, 2000 (the "Unaudited Financial Statements") included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "10-Q") have been prepared in accordance with GAAP applied in a consistent basis with the financial statements and fairly presents the consolidated results of operations of the Company and is consolidated subsidiaries for the three month and nine month periods then ended, subject to normal year-end adjustments, the absence of footnotes and other presentation matters.

        (d) The year end financial results announced February 8, 2001 and attached hereto on Schedule 2.5(d) were prepared in accordance with U.S. generally accepted accounting principles and present fairly, in all material respects, the financial position of the Company as of the date thereof except as stated in such announcement.

        (e) As of January 31, 2001, the amount set forth on Schedule 2.5(e) hereto represented all the funds available as unrestricted cash of the Company.

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        Section 2.6   Undisclosed Liabilities.

        (a) Except as set forth on Schedule 2.6 hereto and except for (a) liabilities included or reserved for in (i) the unaudited consolidated balance sheet of the Company as of September 30, 2000 included the 10-Q or (ii) the audited consolidated balance sheet of the Company as of December 31, 1999 included in its Annual Report on Form 10-K (the "10-K") for the fiscal year ended December 31, 1999 (the "Balance Sheet") and (b) current liabilities incurred in the ordinary course of business consistent with past practice subsequent to September, 2000, not in excess of $100,000 in the aggregate, neither the Company nor any of its Subsidiaries had, and since such date none of them has incurred, liabilities, including contingent liabilities, or any other obligations whatsoever that could reasonably be expected to have a Material Adverse Effect.

        Section 2.7   Agreements; Action.

        (a) Attached hereto as Schedule 2.7(a) hereto is a list of (i) all "material contracts" within the meaning of Item 601 of Regulation S-K of the SEC, (ii) all of the Company's and its Subsidiaries' contracts, agreements, leases or other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or its properties are bound, which involve payments by or to a Company or its Subsidiaries during any fiscal year of more than $250,000, (iii) all of Company's and its Subsidiaries' loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments evidencing indebtedness for money borrowed and all such instruments or agreements other than for borrowed money representing payment obligations of $250,000 or more, (iv) all material operating or capital leases for equipment to which the Company or any of its Subsidiaries is a party, (v) all contracts for the employment of any officer or employee, (vi) all material consulting agreements, (vii) any guarantees by the Company or any of its Subsidiaries, (viii) all material distributor and sales agency agreements, (ix) all IP Contracts (as defined in Section 2.11), (x) all contracts restricting the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person or in any geographical area, and (xi) all contracts restricting the payment of interest upon, or the redemption or conversion of, the PIK Preferred Shares and the Amended Notes (collectively, the "Contracts").

        (b) Except as set forth on Schedule 2.7(b) hereto, neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge is any other party to any Contract, in default under, or in breach or violation of, any Contract and no event has occurred which, with the giving of notice or passage of time or both would constitute a default by the Company or, to the Company's knowledge, any other party under any Contract. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts is in full force and effect and (assuming due execution and delivery by the counterparties thereto) is a legal, valid and binding obligation of the Company or its Subsidiary (as applicable) enforceable against the Company or such Subsidiary in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and

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neither the Company nor any of its Subsidiaries has any knowledge that any
Contract is not a legal, valid and binding obligation of the other parties thereto.

        Section 2.8   Obligations to Related Parties.

        Except as disclosed in Schedule 2.8 hereto or in the 10-K, there are no obligations of the Company or any of its Subsidiaries to their respective officers or directors or family members (not more remote than first cousin) or Affiliates thereof other than (a) for payment of salary for services rendered,
(b) reimbursement for reasonable expenses incurred on behalf of the Company or one of its Subsidiaries' and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Stock Option Plans). Except as disclosed in Schedule 2.8 hereto, there are no currently effective agreements, arrangements or other transactions between the Company or any of its Subsidiaries and any Affiliate of the Company (other than it Subsidiaries).

        Section 2.9   Changes.

        (a) Except as set forth in Schedule 2.9(a) hereto, in the SEC Reports filed and publicly available prior to the date hereof or in press releases disseminated over PR Newswire, since December 31, 1999, no events, changes or circumstances have occurred which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        (b) Except as set forth in Schedule 2.9(b) hereto, in the SEC Reports filed and publicly available prior to the date hereof or in press releases disseminated over PR Newswire, since December 31, 1999, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary course consistent with their past practices.

        (c) Except as disclosed on Schedule 2.9(c) hereto or in the SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999 the Company has not engaged in any sale, assignment, disposition, conveyance, abandonment, transfer or license, and no event has occurred causing the invalidation or cancellation, in whole or in part, of the Intellectual Property (as defined in Section 2.11) other than in the ordinary course of business consistent with past practice.

        Section 2.10  Title to Properties and Assets; Liens, Condition, Etc.

        The Company and each of its Subsidiaries have good and merchantable title to their respective personal property and assets, and good title to their respective leasehold estates, in each case subject to no Encumbrance other than
(i) liens permitted by the Subordinated Loan and Security Agreement dated as of February 12, 1999, as amended between the Company and Comdisco, Inc. (as amended, the "Credit Agreement"), (ii) liens for current taxes not yet delinquent and payable without penalty, (iii) minor Encumbrances which do not in any case detract in any material respect from the value of the property subject thereto or impair in any material respect the operations of the Company and its Subsidiaries, taken as a whole and which have not arisen other than in the ordinary course of business, (iv) Encumbrances relating to vendor or installation purchases, so long as such Encumbrances extend only to the properties or other assets whose purchase was so financed, and (v) as set forth on Schedule 2.10 hereto

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(collectively "Permitted Encumbrances"). The Company and each of its
Subsidiaries are in compliance in all material respects with all material terms of each lease to which they are a party or are otherwise bound. All material properties, equipment and systems of the Company and its Subsidiaries are in good repair, working order and condition (ordinary wear and tear excepted) and are in compliance in all material respects with all applicable standards and rules imposed (a) by any governmental agency or authority in which such properties, equipment and systems are located, and (b) under any agreements to which the Company or its Subsidiaries are party.

        Section 2.11  Intellectual Property.

        (a) The Company and its Subsidiaries own or have a valid license to use all intellectual property, including without limitation patents, trademarks, service marks, trade names, corporate names, domain names, copyrights, trade secrets, licenses, information and proprietary rights and processes ("Intellectual Property") necessary to conduct their businesses as now conducted (the "Company IP") without any conflict, to the Company's knowledge, with, or infringement of, the rights of others. Schedule 2.11(a) hereto sets forth a list of (i) all patents, trademark registrations, service mark registrations, corporate name registrations, domain name registrations, trade name registrations and copyright registrations, and all applications for any of the foregoing, owned by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in conducting its business as now conducted (the "Registered Intellectual Property"); and (ii) all material licenses, royalties, consents and other contracts or other agreements of the Company or its Subsidiaries relating to Intellectual Property ("IP Contracts"). Except as would not impair the Company's ability to timely perform its obligations under the Transaction Documents, no IP Contracts are due to expire or terminate during the next 18 months.

        (b) The Intellectual Property owned by the Company or any of its Subsidiaries is referred to herein as the "Owned Intellectual Property" and the Intellectual Property licensed by the Company or its Subsidiaries from other persons or entities is referred to herein as the "Licensed Intellectual Property." The Company and its Subsidiaries own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances. The rights of the Company and its Subsidiaries under all IP Contracts with respect to the Licensed Intellectual Property are valid and enforceable by the Company or its Subsidiary (as applicable) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies. The execution and delivery of the Transaction Documents will not cause the acceleration, termination or the incurrence of liability or fees under any IP Contract. Neither the Company nor any of its Subsidiaries is or is alleged to be in breach or default under any IP Contract and, to the Company and its Subsidiaries knowledge, neither is any other party thereto.

        (c) The Company has no Action (as defined in Section 2.13) pending (or, to the Company's knowledge, threatened) against any other Person relating to the Company IP, and, except as set forth in Schedule 2.11(c) hereto, no other person or entity has any Action pending (or to the Company's and its Subsidiaries' knowledge, threatened) against the Company or any of its Subsidiaries relating to the Company IP; and, to the Company's knowledge, the Owned

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Intellectual Property does not infringe, misappropriate, or otherwise impair
("Infringe"), and, except as set forth in Schedule 2.11(c) hereto, the businesses of the Company and its Subsidiaries as now conducted does not Infringe, any Intellectual Property owned or controlled by any other Person. To the Company's knowledge, there is no infringement by a third party of any of the Company IP. There are no pending or outstanding, or, to the knowledge of the Company, no threatened Actions or Laws (as defined in Section 2.12) that seek to limit or challenge the validity, enforceability, ownership or use of any Company IP.

        (d) To the Company's knowledge, none of the employees of the Company or of any of its Subsidiaries is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any Law that would interfere with the use of such employee's best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the Company's and its Subsidiaries' businesses as conducted. To the Company's knowledge, neither the execution nor delivery of the Restructuring Documents, nor the carrying on of the execution of the Company's or any of its Subsidiaries' businesses by the employees of the Company and the Subsidiaries, nor the conduct of the Company's and its Subsidiaries' businesses, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. Except as listed on Schedule 2.11(c) hereto, it will not be necessary to use in the conduct of the Company's and its Subsidiaries businesses any inventions of any of the Company's or its Subsidiaries' employees (or persons it currently intends to hire) made prior to their employment by the Company or its Subsidiaries, other than those which have been assigned to the Company or its Subsidiaries. The Company and its Subsidiaries take all reasonable actions to maintain and protect the confidentiality and ownership of all its material Owned Intellectual Property.

        (e) The Company or its Subsidiaries (i) to their knowledge have the exclusive right to use its name as a trademark, service mark and the name of a corporation in any jurisdiction in which the Company or its Subsidiaries does and proposes to do business, except as set forth in Schedule 2.11(e) hereto,
(ii) to their knowledge, have all ownership rights to or the right to use the domain names listed on Schedule 2.11(a) hereto (the "Domains"), and no other Person shall have any interest therein or any license or other right to use the Domains, and (iii) except as set forth in Schedule 2.11(e) hereto, neither the Company nor its Subsidiaries have received any notice of conflict during the past two years with respect to the rights of others regarding the trademarks, service marks and corporate name of the Company, its Subsidiaries or the Domains. Except as set forth in Schedules 2.11(e) hereto, no other person or entity is presently authorized by the Company or its Subsidiaries to use the name of Company or its Subsidiaries.

        Section 2.12  Compliance with Law; Other Instruments.

        Neither the Company nor any of its Subsidiaries is in violation or default of (i) the Company's Restated Certificate of Incorporation (the "Restated Certificate") or its Bylaws, as amended (the "Bylaws"), or the organizational documents of any of its Subsidiaries or (ii) of any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award applicable to the Company, any of its Subsidiaries, or their respective businesses, operations, assets, or properties (each, an "Order") or any statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries, or their respective businesses, operations, assets, or properties (each, a "Law") and has received no written notice of, and to the knowledge of the Company, no investigation or review is in process or threatened by any governmental authority with respect to, any violation or alleged violation of any Order or Law except, in the case of any Orders or Laws, where such violations or defaults would not, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance of the Restructuring Documents, and the consummation of the transactions contemplated thereby, will not result in (a)
(i) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the Restated Certificate or Bylaws or the organizational documents of any of the Company's Subsidiaries,
(ii) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, any term or provision of, or any right of termination, cancellation, modification or acceleration arising under any Contract or cause any liabilities or additional fees to be due thereunder or
(iii) any violation under any Order or Law applicable to the Company or any of its Subsidiaries or (b) the imposition of any Encumbrance on the business or properties or assets of the Company or any of its Subsidiaries. None of the execution and delivery of the Restructuring Documents, the consummation of the transactions contemplated thereby or the performance of the obligations of the Company thereunder will result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Company or any of its Subsidiaries, their businesses or operations or any of their assets or properties. "Permits" means all material licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental authorities and all industry or other non-governmental self-regulatory organizations. Without limiting the foregoing, upon and immediately following the Closing the Company will be in full compliance with all covenants and obligations under its existing borrowing arrangements, without taking into account any waivers from lenders.

        Section 2.13  Litigation.

        Except as set forth on Schedule 2.13 hereto, there is no Action (as defined below) pending, or to the Company's knowledge, currently threatened against the Company or any of its Subsidiaries (including with respect to any Company Plan (as defined in Section 2.18)). The foregoing includes, without limitation, any material Order, action, claim, suit, audit, assessment, arbitration or similar inquiry, or any proceeding or investigation by or before any government authority (an "Action") pending or threatened involving the prior employment of any of the Company's or any of its Subsidiaries' employees, their use in connection with the Company's or any of its Subsidiaries' business of any Intellectual Property rights of their former employers, or their obligations under any agreements with prior employers. Except as set forth on Schedule 2.13 hereto, neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any Order of any court or governmental authority. Except as set forth on Schedule 2.13 hereto, there is no Action by the Company or any of its Subsidiaries against any other Person currently pending or which the Company or any of its Subsidiaries intends to initiate.

        Section 2.14  Tax Matters.

        (a) Except as set forth on Schedule 2.14(a) hereto, (i) all Tax Returns (as defined below) that are required to be filed by or with respect to the Company and its Subsidiaries as of the date hereof and of the Closing Date have been duly filed, (ii) all Taxes (as defined below) of the Company and its Subsidiaries due and not yet delinquent and payable without penalty, whether or not shown on the Tax Returns referred to in clause (i), have been paid in full, (iii) the Tax Returns referred to in clause (i) have been audited by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) no waiver of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its Subsidiaries, (vii) there are no liens for Taxes on any asset of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable, or if due, are (A) not delinquent or (B) being contested in good faith by appropriate proceedings, (viii) no consent has been filed relating to the Company or any of its Subsidiaries pursuant to Section 341(f) of the Code, (ix) neither the Company nor any Subsidiary has any current liability, or has knowledge of any events or circumstances which could result in any liability, for Taxes of any person (other than the Company and its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise, (x) the Company's methods of tax accounting are correct in all material respects and (xi) the transfer pricing methodologies used by the Company and its Subsidiaries are correct in all material respects.

        (b) For purposes of this Agreement, the term (i) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

        Section 2.15  Employees.

        Except as set forth on Schedule 2.15, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract with a labor union. There is, and during the past two years there has been, (i) no labor strike, labor dispute, work stoppage or lockout pending, or to the Company's or its Subsidiaries' knowledge, threatened against the Company or any Subsidiary; (ii) no union or organizational campaign is in progress with respect to the employees, and no other (formal or informal) union organization activities are pending or, to the Company's knowledge, threatened between the Company or any Subsidiary and their respective employees; (iii) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice;
(iv) there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the Company's or its Subsidiaries' knowledge, threatened before the National Labor Relations Board; (v) there are no pending or, to the Company's and any Subsidiaries' knowledge, threatened charges against the Company or any Subsidiary before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (vi) neither the Company nor any Subsidiary has received written notice during the past two years of the intent of any governmental authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the Company's and any Subsidiaries' knowledge, no such investigation is in progress.

        Section 2.16  Amendment and Issuance Valid.

        Assuming the accuracy of the representations and warranties of the Participating Noteholders contained in Section 3 hereof, the amendment of the Amended Notes and the issuance of the PIK Preferred Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

        Section 2.17  Employee Benefit Plans.

        (a) Schedule 2.17(a) hereto contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits and under which the Company or its Subsidiaries has any present of future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plan."

        (b) Except as disclosed in Schedule 2.17(b) hereto, with respect to each Company Plan, the Company has delivered to the Participating Noteholders to the extent requested a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications (or in the absence of the foregoing, a description of any oral communications) by the Company or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

        (c) (i) Except as set forth on Schedule 2.17(c), each Company Plan has been established and administered in accordance with its terms and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and neither the Company nor any of its Subsidiaries has incurred in respect of any such Company Plan any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable law, rule and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received, to the extent applicable, a favorable determination letter and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled

Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no Company Plan provides retiree welfare benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither the Company nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

        (d) No Company Plan is (i) subject to Title IV of ERISA or (ii) a "multiemployer plan" (as such term is defined in section 3(37) of ERISA) and neither the Company nor any of its Subsidiaries has incurred any withdrawal liability or termination liability with respect to any such plan that remains unsatisfied. The Company has not engaged in, and is not a successor or parent corporation to any Person that has engaged in, a transaction described in
Section 4069 or 4212(c) of ERISA.

        (e) Except as set forth on Schedule 2.17(e) hereto, no Company Plan exists that could result in the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a direct result of the transactions contemplated by this Agreement or as a result of transactions which have occurred prior the date hereof or the Closing Date. Except as set forth on Schedule 2.17(e) hereto, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

        (f) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened; and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

        (g) The aggregate amount of all severance and change in control payments (other than the Management Incentive Payments) to members of senior management and certain members of the board of directors do not and will not exceed an aggregate amount of $1.4 million. Schedule 2.17(g) hereto sets forth the name of each individual entitled to a severance or change of control payment and the amount such person is entitled to receive. The Board of Directors of the Company shall have the right to reduce the amounts payable to any member of senior management or the Board of Directors entitled to receive a severance or change in control payment in order to make a severance or change in control payment to another member of senior management or the Board of Directors, provided, however, that (i) the Board of Directors shall not increase the amount payable to any individual identified on Schedule 2.17(g) and (ii) the aggregate amount of all severance and change in control payments (other than the Management Incentive Payments) shall not exceed $1.4 million.

        Section 2.18  Permits.

        The Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as they are presently being conducted. All such Permits are in full force and effect. The Company and its Subsidiaries have complied with the terms of the Permits and, to the Company's knowledge, there are no pending modifications, amendments or revocations of any Permits. All fees due and payable from the Company or any of its Subsidiaries to governmental authorities or other third parties pursuant to the Permits have been paid. There are no pending or, to the knowledge of the Company, threatened, suits, Actions, proceedings or investigations with respect to the possible revocation, cancellation, suspension, limitation or nonrenewal of any Permits, and there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a revocation, cancellation, suspension, limitation or nonrenewal thereof.

        Section 2.19  No Broker.

        Neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders' fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement.

        Section 2.20  Disclosure.

        Neither this Agreement (including all Exhibits and Schedules hereto) nor any of the other agreements or instruments contemplated to be executed and delivered by the Company in connection with this Agreement contain any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading in light of the circumstances under which such information was provided.

        Section 2.21 Employment, Confidential Information and Invention Assignment Agreement.

        Except as set forth in Schedule 2.21 hereto, each employee, consultant and officer of the Company and its Subsidiaries has executed an agreement with the Company or its Subsidiary regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers. The Company is not aware that any of the Company's or any of its Subsidiaries' employees or consultants is in violation thereof, and the Company and its Subsidiaries will use their best efforts to prevent any such violation. To the Company's knowledge, no current employee, officer or consultant of the Company or its Subsidiaries has excluded works or inventions from his or her assignment of inventions pursuant to such employee, officer or consultant's Confidential Information and Invention Assignment Agreement that were made prior to his or her employment with the Company and are necessary in the conduct of the Company's and its Subsidiaries' businesses.

        Section 2.22  Insurance.

        Schedule 2.22 hereto contains a complete and correct list of all policies of insurance of any kind or nature covering Company and its Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect. Certificates for each such policy showing the respective coverages and limits, including deductibles, have been furnished or made available to Participating Noteholders. Such policies are in amounts customary for the industry in which Company or such Subsidiary operates.

        Section 2.23  Poison Pill Provisions.

        Neither the Company nor its Subsidiaries have a stockholder rights plan. None of the acquisition of the Notes, the Amended Notes, the Warrants, the Conversion Shares, the Warrant Shares, the PIK Preferred Shares or the Common Stock issuable upon conversion thereof nor the deemed beneficial ownership of shares of Common Stock prior to, or the acquisition of such shares pursuant to, the conversion of Notes, the Amended Notes or the PIK Preferred Shares or the exercise of the Warrants will in any event under any circumstance trigger the poison pill provisions of any other or subsequently adopted plan or agreement, or a substantially similar occurrence under any successor or similar plan.

        Section 2.24  Internal Accounting Controls.

        The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's management, to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section 2.25  Solvency

        (a) Based on the financial condition of the Company as of the Closing Date, the Company's assets do not constitute unreasonably small capital to carry out its business for the year 2001 as now conducted and as proposed to be conducted, including the Company's year 2001 capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof.

        (b) The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Based on the financial condition of the Company as of the Closing Date, the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

        (c) Neither the Company nor any of its Subsidiaries is subject to any bankruptcy, insolvency or similar proceeding.

        Section 2.26  Arms Length Negotiation.

        The Company acknowledges and agrees that the terms of this Agreement and the other Restructuring Documents and the transactions contemplated thereby were negotiated in good faith and on an arms length basis with each of the Participating Noteholders acting individually with respect to its respective investment in the Notes and that the Company has been represented by counsel throughout the negotiation process. The Company further acknowledges that no Participating Noteholder is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Restructuring Documents and the transactions contemplated thereby. The Company further represents that the Company's decision to enter into the Restructuring Documents has been based solely on the independent evaluation by the Company and its representatives.

        Section 2.27  Foreign Corrupt Practices Act.

        Neither the Company nor any Subsidiary, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company: (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;
(ii) directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or (iv) directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

        Section 2.28  Form S-3 Registration Statement.

        The Form S-3 Registration Statement (Reg. No. 333-49556) filed by Company on behalf of the original purchasers of the Notes covers the issuance of the Conversion Shares upon conversion of the Amended Notes.

        Section 2.29  Non-Public Information.

        All information which constituted material nonpublic information and which was provided by the Company to the Noteholders at the meeting held on February 1, 2001 has been made public and no other information provided to the Noteholders in connection with this Agreement or any other Restructuring Document which is not being publicly filed in connection with the Closing constitutes material non public information.

        Section 2.30 Section 203.

        In accordance with Section 203 of the Delaware General Corporation Law ("Section 203") the Board of Directors of the Company has approved the issuance of the Notes, the Amended Notes, the PIK Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares to the Participating Noteholders and any transaction that results in any Participating Noteholder or any "affiliate" (as defined in Section 203) of a Participating Noteholder, its affiliate or its associate (as applicable) would not have been an interested stockholder if such

Person (and its affiliates and associates) did not own the PIK Preferred Shares, the Conversion Shares or the Warrant Shares for purposes of Section 203. Accordingly, the ownership of the Conversion Shares and the Warrant Shares for purposes of Section 203 by any Participating Noteholder or its affiliate or associate will not result in the provisions of Section 203 being applicable to a "business combination" (as defined in Section 203) between such Person (or its affiliate or associate) and the Company.


                                    ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF THE PARTICIPATING NOTEHOLDERS

        Each of the Participating Noteholders, severally and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

        Section 3.1   Requisite Power and Authority.

        Such Participating Noteholder has all requisite power and authority to execute and deliver the Restructuring Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All action on such Participating Noteholder's part necessary for the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and the performance of all obligations of such Participating Noteholder thereunder as of the Closing has been or will be effectively taken prior to the Closing. This Agreement has been or will be duly executed and delivered by such Participating Noteholder. This Agreement (assuming due execution and delivery by the Company) will be legal, valid and binding obligations of such Participating Noteholder, enforceable against it in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        Section 3.2   Investment Representations.

        Such Participating Noteholder acknowledges that the Preferred Stock has not been registered under the Securities Act or under any state securities laws. Such Purchasing Noteholder (a) is acquiring the Preferred Stock for its own account, not as a nominee or agent, and not with the present view to, or for resale in connection with, any distribution thereof in violation of applicable securities laws, (b) is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the SEC, (c) acknowledges that the Preferred Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available and (d) represents that by reason of its business or financial experience, such Participating Noteholder has the capacity to protect its own interests in connection with the transactions contemplated by the Restructuring Documents. Such Participating Noteholder has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management. Such Participating Noteholder has had an opportunity to ask questions of and receive answers from, officers of the Company.

        Section 3.3   Arms Length Negotiation.

        Each Participating Noteholder acknowledges and agrees that the terms of this Agreement and the other Restructuring Documents and the transactions contemplated thereby were negotiated in good faith and on an arms-length basis with the Company. Each Participating Noteholder has individually, and not together with any other Participating Noteholder, made a separate analysis of terms of this Agreement and the other Restructuring Documents and the transactions contemplated thereby and has negotiated with the Company on an individual basis and not together with any other Participating Noteholder. Each Participating Noteholder acknowledges and agrees that Jones, Day, Reavis & Pogue has acted solely as counsel for Societe Generale in connection with the Restructuring Documents and that Luskin, Stern & Eisler, LLP has acted solely as counsel for Deutsche Bank AG and its affiliates and the preparation of documentation by either of such firms in connection with the foregoing or the distribution of such documentation to other Participating Noteholders or other actions undertaken by such firms coordinating the Closing do not constitute the establishment of an attorney-client relationship between either of such firms and such other Participating Noteholders.

                                    ARTICLE 4
                               REPURCHASE OF NOTES

        Section 4.1 Repurchase of Notes. On the Closing Date the Company will purchase pro rata from the Participating Noteholders and the Participating Noteholders will, severally and not jointly, sell to the Company, an aggregate of $24.0 million of the approximately $76.0 million of Notes (including accrued interest) outstanding at a price of $.50 per $1.00 par amount of each such Note (the "NOTE PURCHASE CONSIDERATION") as more fully reflected on Schedule A to this Agreement. Payment to the Participating Noteholders shall be made by wire transfer of immediately available fund to the account(s) designated by each Participating Noteholder.

        Section 4.2 Delivery of Certificates Representing Notes. As soon as practicable, but in no event later than 10 business days following the Closing Date, each Participating Noteholder will tender and deliver to the Company each Note being repurchased by the Company which is then held by such Participating Noteholder and the Company shall deliver to each Participating Noteholder within five business days thereafter an Amended Note representing the principal amount of Notes held by a Participating Noteholder that has not been repurchased by the Company on the Closing Date but which is evidenced in part by a Note delivered to the Company in connection with the repurchase referred to in Section 4.1 of this Agreement.

        Section 4.3 Cancellation of Notes. As of the Closing, each Note of a Participating Noteholder immediately prior to the Closing Date, shall be converted into the right to receive the Note Repurchase Price and an Amended Note upon delivery of the Note to the Company. Each such Note, when so converted, shall no longer be outstanding and shall automatically be deemed cancelled and retired and shall cease to exist, and each Participating Noteholder shall cease to have any rights with respect thereto, except the right to receive the Note Repurchase Price and the Amended Note therefor upon the delivery of the Note.

        Section 4.4 Election and Irrevocable Waiver Pursuant to Section 15 of the Notes and Section C5(l) of PIK Preferred Certificate of Designations.

        Each of Deutsche Bank AG and its affiliates (including Deutsche Banc Alex Brown Inc. (formerly known as Deutsche Bank Securities Inc.)), Societe Generale and Canadian Imperial Holdings Inc., severally and not jointly, hereby agrees that the number of shares of Common Stock that may be acquired by it upon conversion of the Amended Notes or the PIK Preferred Shares to be held by it following the Closing shall not exceed at any time 4.99% of the total issued and outstanding shares of Common Stock and accordingly, the Restricted Ownership Percentage for each of Deutsche Bank AG together with its affiliates, Societe Generale and Canadian Imperial Holdings Inc. is 4.99%.


                                    ARTICLE 5
                           ISSUANCE OF PREFERRED STOCK

        Section 5.1   Issuance of Preferred Stock.

        On the terms and subject to the conditions of this Agreement, as promptly as practicable, but in no event later than seven business days following the Closing Date, the Company will issue and deliver to each Participating Noteholder, severally and not jointly, and each Participating Noteholder, severally and not jointly, will accept from the Company, the number of PIK Preferred Shares set forth opposite such Participating Noteholder's name on Schedule A to this Agreement which PIK Preferred Shares shall initially have an aggregate initial Stated Value of $40.0 million. The Company's agreement with each Participating Noteholder is a separate agreement, and the issuance of the PIK Preferred Shares to each Participating Noteholder is a separate issuance. The PIK Preferred Shares constitute a new series of Preferred Stock of the Company and have the rights, restrictions, privileges and preferences set forth in the PIK Preferred Certificate of Designations attached hereto as Exhibit B (the "PIK Preferred Certificate of Designations").

        Section 5.2   Restrictions on Transfer.

        The PIK Preferred Shares shall be subject to the restrictions on transfer set forth in Section 2.1 of the Amended and Restated Investors' Rights Agreement, dated as of September 15, 2000, by and among Quokka Sports, Inc. and the holders of the Company's Common Stock, Warrants and Convertible Subordinated Notes.


                                    ARTICLE 6
                       AMENDMENT OF TRANSACTION DOCUMENTS

        Section 6.1   Amended Notes.

        Upon the Closing, the Company will amend the Notes of each Participating Noteholder not repurchased by the Company pursuant to Section 4.1 of this Agreement.

        Section 6.2   Noteholders Agreement.

        Upon the Closing, the following provisions of the Noteholders Agreement shall be amended and restated:

        (a) The definition of Permitted Indebtedness in the Noteholders Agreement is hereby amended and restated in its entirety as follows:

               "Permitted Indebtedness" means, with respect to the Company, (i) taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) bids, tenders or contracts (other than contracts for the payment of money) to which the Company or any of its Subsidiaries is a party made in the ordinary course of business; (iv) public or statutory obligations of the Company or any of its Subsidiaries; (v) all deferred taxes and (vi) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent permitted to remain unfunded under applicable law.

        (b) The definition of Required Holders in the Noteholders Agreement is hereby amended and restated in its entirety as follows:

        "Required Holders" means the Holders of a majority of the Face Amount of the Notes then outstanding.

        (c) Section 2.3 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows:

               "The Company will not, and will not permit any of its Subsidiaries to, Incur or suffer to exist any Indebtedness except: (i) Indebtedness evidenced by the Notes or the Amended Notes, (ii) Indebtedness existing on February 22, 2001 which was incurred in compliance with the Noteholders Agreement, (iii) Permitted Indebtedness or (iv) outstanding Indebtedness owing by the Company to any of its Wholly-Owned Subsidiaries or by any of the Company's Wholly-Owned Subsidiaries to any other Wholly-Owned Subsidiaries or the Company."

        (d) Section 2.4 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows:

               "The Company will not and will not permit any of its Subsidiaries to make any Restricted Payments nor will the Company permit any Subsidiary to make such payments with respect to the Company's Capital Stock; provided, however, that (a) payment of the PIK Preferred Shares redemption amount shall not be deemed a Restricted Payment, (b) only to the extent contractually required to do so, Subsidiaries of the Company may pay dividends to the Company or Subsidiaries of the Company (and make pro rata dividend payments to other equity holders of NBC/Quokka Ventures, LLC), and (c) the Company may make payments for the repurchase of Capital Stock of the Company held by a deceased former employee following the death of such employee, to the extent repurchased with the proceeds of an insurance policy on the life of such employee."

        (e) Section 2.5 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows:

               "(a) Other than in connection with a Change of Control Transaction or as provided in subsection (b) below, the Company will not, and will not permit any of its Subsidiaries to, (i) sell, transfer, convey or otherwise dispose of any assets or properties or (ii) liquidate, dissolve or wind up the Company, or any of its Subsidiaries, except for transfers to the Company, whether voluntary or involuntary; provided, however, that the foregoing shall not prohibit (i) the sale, lease or license of inventory in the ordinary course of business, (ii) the sale, lease, sublease, license or sublicense of surplus or obsolete equipment and fixtures or other property that is not useful in the business of the Company and its Subsidiaries, (iii) transfers resulting from any casualty or condemnation of assets or properties, or (iv) leases and subleases and licenses and sublicenses of property in the ordinary course of the business of the Company and its Subsidiaries.

               (b) Notwithstanding the foregoing, the Company and its Subsidiaries may sell or otherwise dispose of (whether through sale of assets, sale of Subsidiary stock, Subsidiary merger or otherwise) one or more individual business units or lines of business in one or more transactions (i) in which all or substantially all of the proceeds to the Company or its Subsidiaries consist of cash (whether payable currently or in the future), equity securities to the extent contemplated by Section 9.4 of the Restructuring Agreement or a combination thereof or (ii) which are approved by the Required Holders; provided, however, that the net proceeds to the Company and its Subsidiaries of any such sales or other dispositions shall be applied in accordance with the applicable provisions of the PIK Preferred Certificate of Designations and the Amended Notes (a "Permitted Asset Sale")."

        (f) Section 2.6 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows:

               "The Company's total cash expenditures for each of the following months (excluding severance payments within the parameters of Section 2.17(g) of the Restructuring Agreement, repurchases of Notes pursuant to
        Section 4.1 of the Restructuring Agreement, the fees paid pursuant to
        Section 7.2(h) of the Restructuring Agreement and legal fees paid to the Company's counsel in connection with the negotiation of the Restructuring Documents) will not exceed the amount set forth below opposite such month (provided, however, that if as of the last day of any month the Company's total cash expenditures for such month shall be less than the amount set forth below (as adjusted hereunder), 80% of the amount by which such total cash expenditures is less than the amount set forth below (as adjusted hereunder) shall be carried forwarded and added to the Company's total cash expenditures for the immediately succeeding month):

               February 2001                        $10.0 Million
               March 2001                            $5.0 Million
               April 2001                            $5.0 Million
               May 2001                              $4.0 Million
               June 2001                             $4.0 Million
               July 2001                             $4.0 Million
               August 2001                           $4.0 Million
               September 2001                        $4.0 Million
               October 2001                          $4.0 Million
               November 2001                         $4.0 Million
               December 2001                         $4.0 Million
               January 2002 and thereafter-- As agreed between a majority in principal amount of the Noteholders and the Company based on good faith negotiations completed prior to the commencement of the period.


        (g) Section 2.7 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows;

                "The Company's total cash and cash equivalents on hand on the last day of each of the following months (excluding severance payments within the parameters of Section 2.17(g) of the Restructuring Agreement, repurchases of Notes pursuant to Section 4.1 of the Restructuring Agreement, the fees paid pursuant to Section 7.2(h) of the

        Restructuring Agreement and legal fees paid to the Company's counsel in connection with the negotiation of the Restructuring Documents) shall not decrease by more than the following amounts from the last day of the immediately preceding month (provided, however, that if as of the last day of any month, any such decrease shall be less than the amount set forth below (as adjusted hereunder), 80% of the amount by which such decrease shall be less than the amount set forth below (as adjusted hereunder) shall be carried forward and added to the amount by which the Company's total cash and cash equivalents on hand shall be allowed to decrease for the immediately succeeding month):

               February 2001                         $8.0 Million
               March 2001                            $4.0 Million
               April 2001                            $4.0 Million
               May 2001                              $2.5 Million
               June 2001                             $2.5 Million
               July 2001                             $2.5 Million
               August 2001                           $2.5 Million
               September 2001                        $2.5 Million
               October 2001                          $2.5 Million
               November 2001                         $2.5 Million
               December 2001                         $2.5 Million
               January 2002 and thereafter-- As agreed between a majority in principal amount of the Noteholders and the Company based on good faith negotiations completed prior to the commencement of the period.


        (h) Section 2.9 of the Noteholders Agreement is hereby deleted in its entirety and is replaced with "[INTENTIONALLY LEFT BLANK]".

        (i) Section 2.10 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows:

               "The Company will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Subsidiary or to issue any of the Voting Stock of a Subsidiary to any Person except to the Company or a Wholly-Owned Subsidiary other than pursuant to a Change of Control Transaction or as contemplated by Section 2.5 hereof. The Company will not permit any Subsidiaries to merge or consolidate with or into any other Person except to the Company or a Wholly-Owned Subsidiary other than pursuant to a Change of Control Transaction or as contemplated by Section 2.5 hereof.

        (j) Section 2.12 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows:

               "The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, in any transaction or series of transactions, acquire or invest in any assets or business of any Person for cash. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, in any transaction or related series of transactions, acquire or invest in, whether for debt, Capital Stock, or other property or assets or by guaranty of any obligation, any assets or business of any Person other than (i) acquisitions of assets in the ordinary course of business of the Company, (ii) acquisitions by the Company or its Wholly-Owned Subsidiaries from the Company or any such Wholly-Owned Subsidiary or investments therein, (iii) investments in Cash Equivalents that comply with the investment policy approved by the board of directors of the Company, (iv) investments existing as of the date hereof, (v) investments received in connection with a sale or other disposition permitted by Section 2.5 or the bankruptcy or reorganization in settlement of delinquent obligations of, or other disputes with, Persons arising in the ordinary course of business and (vi) accounts receivable in the ordinary course of business. Except as permitted in this Agreement (including this Section 2.12), the Company shall not, and shall not permit any of its Subsidiaries to invest in any Person if, after giving effect thereto, such Person would be an Affiliate of Company, other than investments in existing Wholly-Owned Subsidiaries of the Company."

        (k) Section 3.1 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows:

               "The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless such transaction is a Change of Control Transaction as defined in the Restructuring Agreement, dated February 22, 2001, by and among the Company and the holders of Notes set forth on Schedule A thereto (the "Restructuring Agreement") and provided that the Company shall have delivered to the Holders an Officers' Certificate and an Opinion of Counsel, each stating that consummation of such consolidation, merger or transfer does not constitute a violation of the terms and conditions of the Restructuring Documents and the Transaction Documents, as amended.

        For purposes of this Section 3.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to constitute a Change of Control Transaction under the Restructuring Agreement.

        Notwithstanding the first sentence of this Section 3.1, (i) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company."

        (l) Section 6.2 of the Noteholders Agreement is hereby amended and restated in its entirety to read as follows:

               "No modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the Company and the Required Holders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms."

        Section 6.3   Note Purchase Agreement.

        (a) The second sentence of Section 5.5(a) of the Note Purchase Agreement is hereby deleted in its entirety.

        (b) Section 5.5(b) of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

               "(b) The Company shall at its expense (i) within twenty (20) days of the Closing Date, prepare and submit an application to NASDAQ for Listing the Conversion Shares and Warrant Shares and (ii) use its best efforts to cause all shares of Common Stock issued upon the conversion of this Note to be listed at the time of such issuance on NASDAQ and/or such other national securities exchanges shares on which shares of Common Stock are then listed and shall use its best efforts to maintain such listing."

        (c) Section 8.9 of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

        "This Agreement may be amended or modified, and the rights of the Company or Purchaser hereunder may only be waived, upon the written consent of the Company and, prior to the Closing, the Purchasers obligated to purchase a majority of the face amount of the Notes then outstanding (collectively, the "Required Holders")."

        Section 6.4   Investors' Rights Agreement.

        (a) Section 2.7(a)(i) of the Investor's Rights Agreement is hereby amended and restated in its entirety to read as follows:

        "But in any event within 35 days thereafter, prepare and file a shelf registration statement with the Commission on Form S-3 under the Securities Act (or in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the Securities Act) covering the sale from time to time by the Purchasers of the Purchasers Registrable Securities (such registration statement, including any amendments or supplements thereto and prospectuses contained therein, is referred to herein as the "PURCHASER REGISTRATION STATEMENT"), which Purchaser Registration Statement, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), shall state that the initial Purchaser Registration Statement also covers such number of additional shares of Voting Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events. The number of shares of Voting Common Stock initially included in the initial Purchaser Registration Statement shall not exceed the number of shares allowed under Rule 415 and in no event will exceed 150% of the number of shares of Voting Common Stock into which (i) the Convertible Notes may be converted and (ii) the Purchaser Warrants may be exercised which shares of Voting Common Stock shall be allocated pro rata among the Purchasers whose securities are included in such Purchaser's Registration Statement.

        Thereafter, the Company shall use its best efforts to cause such Purchaser Registration Statement to be declared effective as soon as practicable, and in any event prior to January 15, 2001 (the "EFFECTIVENESS DEADLINE"). Following the closing of the restructuring contemplated by the Restructuring Agreement, dated February 22, 2001, the Company will cause the number of shares of Voting Common Stock included in the Purchaser Registration Statement not to exceed the number of shares allowed under Rule 415 and not to be less than 125% of the number of shares of Voting Common Stock into which (i) the PIK Preferred Shares may be converted, (ii) the Amended Convertible Notes may be converted, and (iii) the Purchaser Warrants may be exercised which shares of Voting Common Stock shall be allocated pro rata among the Purchasers who securities are included in such Purchaser's Registration Statement. The Company shall provide Purchasers and their legal counsel reasonable opportunity, but not less than four (4) full business days, to review the Purchaser Registration Statement or amendment or supplement thereto prior to filing. Without limiting the foregoing, the Company will promptly respond to all SEC comments, inquiries and requests, and shall request acceleration of effectiveness at the earliest practicable date."

        (b) Section 2.7(b)(ii)(B) of the Investors' Rights Agreement is hereby amended and restated in its entirety to read as follows:

               "In the event that shares of Voting Common Stock of the Company are delisted from the Approved Market and the Company shall not have used its best efforts to avoid such delisting at any time following the Convertible Note Closing Date and remain delisted for 5 consecutive business days, then at the option of each Purchaser and to the extent such Purchaser so elects, the Company shall on 2 business days notice either (1) pay in cash (as provided in Section 2(b)(v)) to such Purchaser a Monthly Delay Payment for each 30-day period (or portion thereof) that the shares are delisted or (2) redeem the Purchaser Registrable Securities held by such Purchaser, in whole or in part, at a redemption price equal to the Premium Redemption Price; provided, however, that such Purchaser may revoke such request at any time prior to receipt of payment of such Monthly Delay Payments or Premium Redemption Price, as the case may be; provided, further, that the Company's obligation to pay the Monthly Delay Payment (other than accrued but unpaid Monthly Delay Payments at the time of the Company's cure) and/or redeem the Purchaser Registrable Securities after receipt of a Purchaser notice shall cease if the delisting has been cured by the Company prior to the payment and/or redemption."

        (c) Section 2.7(b)(iii) of the Investors' Rights Agreement is hereby amended and restated in its entirety to read as follows:

               "BLACKOUT PERIODS. In the event any Purchaser is unable to sell Purchaser Registrable Securities under the Purchaser Registration Statement for more than an aggregate of forty-five (45) days in any 12 month period ("SUSPENSION GRACE PERIOD"), including without limitation by reason of a suspension of trading of the Voting Common Stock on the Approved Market, any suspension or stop order with respect to the Purchaser Registration Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Purchaser Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or the number of shares of Voting Common Stock covered by the Purchaser Registration Statement is insufficient at such time to make such sales (a "BLACKOUT"), then the Company shall pay in cash to each Purchaser a Monthly Delay Payment for each 30-day period (or portion thereof) from and after the expiration of the Suspension Grace Period. For purposes only of the initial Purchaser Registration Statements reflected in Section 9.5 of the Restructuring Agreement dated February 22, 2001, the Suspension Grace Period shall be an aggregate of sixty (60) days rather than forty-five (45) days. In lieu of receiving the Monthly Delay Payment as provided above, a Purchaser shall have the right, in the event the Blackout Period exceeds the Suspension Grace Period by more than 60 days, but not the obligation, to elect (until the Company has no longer exceeded the Suspension Grace Period) to have the Company redeem its Convertible Notes at the price equal to the Premium Redemption Price."

        Section 6.5   Transaction Documents.

        (a) All references in each of the Transaction Documents to the Notes are deemed to also refer to the Amended Notes unless the context clearly indicates otherwise.

        (b) Except as expressly amended hereby, the Transaction Documents shall remain in full force and effect.


                                    ARTICLE 7
                              CONDITIONS TO CLOSING

        Section 7.1 Conditions to Obligations of the Company.

        The Company's obligations to (i) repurchase the Notes, (ii) issue the PIK Preferred Shares, (iii) amend the Notes not being repurchased and amend the terms of the Noteholders Agreement, and (iv) repay existing bank debt on the Closing Date are subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of the conditions:

        (a) Representations and Warranties. Each of the representations and warranties of the Participating Noteholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date. The Participating Noteholders shall have performed in all material respects all agreements, obligations, covenants and conditions herein required to be performed by them on or prior to the Closing Date.

        (b) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase or amendment of the Notes, the issuance of the PIK Preferred Shares and the other transactions contemplated by this Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

        (c) Proceedings and Litigation. No Action shall have been commenced by any governmental authority or other person against any party hereto seeking to restrain or delay the purchase and sale of the Notes, the issuance of the PIK Preferred Shares or the other transactions contemplated by this Agreement.

        (d) Delivery of Waivers. Each Participating Noteholder shall have waived the defaults under Section 2.6 of the Noteholders Agreement and Section 5.5(a) of the Note Purchase Agreement (which default under Section 5.5(a) shall effectively be cured as a result of the effectiveness of this Agreement) and any related cross default to the extent cured by such waiver; such waivers shall be deemed delivered by a Participating Noteholders as a result of such Participating Noteholder's execution and delivery of this Agreement provided that such waivers shall only become effective upon completion of the Closing.

        (e) Consent of 100% of the Noteholders. 100% of the holders of the outstanding Notes shall have consented to the transactions contemplated by this Agreement and the other Restructuring Documents, such consent to be evidenced by their execution and delivery of this Agreement.

        Section 7.2 Conditions to Obligations of the Participating Noteholders.

        The obligations of the Participating Noteholders to (i) sell Notes pursuant to Article 4 hereof, (ii) issue the PIK Preferred Shares, (iii) amend the Notes not being repurchased and amend the terms of the Noteholders Agreement and the other Transaction Documents, and (iv) deliver the waivers referenced in
Section 7.1(d) hereof at the Closing are subject to the satisfaction (or waiver by a majority of the aggregate principal amount of Notes held by the Participating Holders), on or prior to the Closing Date, of the following conditions:

        (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date. The Company shall have performed in all material respects all agreements, obligations, covenants and conditions herein required to be performed by it on or prior to the Closing Date.

        (b) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase or amendment of the Notes, the issuance of the PIK Preferred Shares and the other transactions contemplated by this Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

        (c) Proceedings and Litigation. No Action shall have been commenced by any governmental authority or other person against any party hereto seeking to restrain or delay the purchase and sale of the Notes, the issuance of the PIK Preferred Shares or the other transactions contemplated by this Agreement.

        (d) Opinion of Counsel. Each Participating Noteholder shall have received an opinion addressed to such Participating Noteholder from Cooley Godward LLP, counsel to the Company, dated the Closing Date and in substantially the form attached hereto as Exhibit C.

        (e) Corporate Action. All Board and shareholder proceedings of the Company required in connection with the transactions contemplated hereby shall be evidenced by an officer's certificate and shall reasonably satisfactory in form and substance to each Participating Noteholder.

        (f) Filing of PIK Preferred Certification of Designations. The Company shall have filed or caused to be filed, the PIK Preferred Certificate of Designations with the Secretary of State of the State of Delaware and evidence of the acceptance thereof shall have been delivered to the Participating Noteholders.

        (g) Payment of Note Repurchase Price. The Company shall have paid to each Participating Noteholder, by wire transfer in immediately available funds, the Note Repurchase Price set forth beside such Participating Noteholder's name on Schedule A to this Agreement.

        (h) Payment of Legal Fees. Immediately prior to the Closing, the Company shall have paid up to an aggregate of $150,000 of documented legal fees and expenses for Jones, Day, Reavis & Pogue, counsel to Societe Generale and Luskin, Stern & Eisler LLP, counsel to Deutsche Bank AG and its affiliates.

        (i) Consent of 100% of the Noteholders. 100% of the holders of the outstanding Notes shall have consented to the transactions contemplated by this Agreement and the other Restructuring Documents, such consent to be evidenced by their execution and delivery of this Agreement.


                                    ARTICLE 8
                              CLOSING; TERMINATION

        Section 8.1 Closing.

        The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m. Eastern Standard Time on the date hereof, or at such other place or time as the parties hereto may mutually agree. The date on which the closing occurs is referred to herein as the "Closing Date".


                                   ARTICLE 9
                             POST-CLOSING COVENANTS

        Section 9.1 Delivery of PIK Preferred Shares.

        As promptly as practicable, but in no event later than seven business days following the Closing, the Company shall deliver to each Participating Noteholder a certificate, in such denominations and registered in such Participating Noteholder's name as set forth on Schedule A attached hereto, representing the number of PIK Preferred Shares which such Participating Noteholder is receiving from the Company in connection with the transactions contemplated with this Agreement.

        Section 9.2 Repayment of Bank Debt and Termination of Credit Facility.

        Immediately following the Closing but in all events on the Closing Date, the Company shall use the restricted cash on deposit with Silicon Valley Bank to repay in full its indebtedness to Silicon Valley Bank. The Company shall deliver a notice of termination to Silicon Valley Bank in the form attached hereto as Exhibit D with respect to the credit facility in place with Silicon Valley Bank and Silicon Valley Bank shall deliver evidence of such repayment and termination. Confirmation of the repayment and termination described in the immediately preceding sentence shall be delivered to each Participating Noteholder within three business days of receipt by the Company of such evidence of repayment and termination. Notwithstanding the foregoing, the Company may maintain in effect (but not increase the maximum amount of) its existing $32,500 corporate credit card facility with Silicon Valley Bank, and doing so shall not, in and of itself, constitute a breach of any covenant, representation or condition set forth herein.

        Section 9.3 Company Indebtedness.

        For so long as any PIK Preferred Shares or the Amended Notes remain issued and outstanding, the Company shall not incur any Indebtedness other than as contemplated by the Noteholders Agreement.

        Section 9.4 Change of Control Transaction; Permitted Asset Sale.

        For so long as any PIK Preferred Shares or any Amended Notes remain issued and outstanding, the Company shall not enter into or commence any Change of Control Transaction or Permitted Asset Sale other than a Change of Control Transaction or Permitted Asset Sale to be effected for cash; provided, however, that the Company may effect a Change of Control Transaction or Permitted Asset Sale in which part or all of the consideration therefore consists of common stock (or American Depositary Receipts) of the acquiring company provided that
(i) the acquiring company's common stock (or American Depositary Shares) shall be listed on the NASDAQ National Market, the American Stock Exchange or the New York Stock Exchange, (ii) the company shall have a market capitalization of at least $500 million as of the closing date of such Change of Control Transaction or Permitted Asset Sale, (iii) the common stock (or American Depositary Receipts) received shall be freely tradeable upon distribution to the holders of the PIK Preferred Shares of the Amended Notes, as appropriate; for purposes of determining the cash value of such distribution the common stock distributed shall be valued based upon the average of the closing bid prices for such common stock for the 10 trading days ending two trading days prior to the closing date of such Change of Control Transaction or Permitted Asset Sale (such closing to occur at least 10 trading days after the announcement of such transaction).

        Section 9.5 Registration Statement.

        As promptly as practicable, but in no event later than 10 calendar days following the filing with the SEC of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Company will file or cause to be filed an additional Registration Statement on Form S-3 covering the resale of additional shares of common stock issuable upon conversion of the Notes and the Amended Notes as contemplated by the Investor Rights Agreement. As promptly as practicable, but in no event later than 90 calendar days following the

Closing Date. the Company will file or cause to be filed an additional Registration Statement on Form S-3 covering the resale of additional shares of Common Stock issuable upon conversion of the PIK Preferred Shares.

        Section 9.6 Severance; Change in Control Payments.

        From and after the Closing, the Company will not increase the aggregate amount of severance and change in control payments payable to members of senior management of the Company in excess of the amounts set forth on Schedule 2.17(g) hereto.

        Section 9.7 Notice to Non-Participating Holders.

        Within three business days following the Closing Date, the Company shall notify the holders of the Notes that the Amended Notes constitute "Senior Indebtedness" for purposes of the Notes.

        Section 9.8 Press Release; Filing of 8-K.

        Promptly following the Closing, the Company shall issue a press release describing the transactions contemplated by this Agreement and the other Restructuring Documents and shall file with the SEC a Form 8-K containing such description and appending as exhibits this Agreement and the other Restructuring Documents.


                                   ARTICLE 10
                       MANAGEMENT/EMPLOYEE INCENTIVE POOL

        Section 10.1 The Participating Noteholders acknowledge that subsequent to the Closing, the Company will establish a management/employee incentive pool pursuant to which 10% of the (i) Change of Control Net Sale Proceeds and (ii) Asset Sale Net Sale Proceeds) (such 10% amount being hereinafter referred to as the "MANAGEMENT INCENTIVE PAYMENT") shall be distributed for the benefit of the management and employees of the Company in the manner described on Schedule 10.1.


                                   ARTICLE 11
                                 INDEMNIFICATION

        Section 11.1 Indemnification.

        The Company (the "Participating Noteholder Indemnitor") shall defend, indemnify and hold harmless the Participating Noteholders and their Affiliates and each director, officer, member, partner, employee and agent of such Persons (the "Participating Noteholder Indemnitees") against any obligations, loss, damage, claim, liability, judgment, suits or settlement of any nature or kind, including all costs and expenses relating thereto, including without limitation, interest, penalties and reasonable attorneys' fees (including any attorneys' fees incurred in enforcing this Section 11.1) (collectively "Damages"), arising out of, resulting from or relating to:

        (i) the breach of any representation or warranty of failure to perform any covenants or agreements by the Company contained in Articles 2 or 9, or any certificate or document delivered pursuant to any Restructuring Document;

        (ii) the breach by the Company of any covenant or agreement (whether to be performed prior to or after the Closing) contained in any Restructuring Document; or

        (iii) the transactions contemplated hereby (other than Damages resulting from a change in the price of the Company's common stock);

        in each case other than Damages which are the result of such Participating Noteholder's gross negligence or willful misconduct.

        Section 11.2 Non-Exclusive Remedy.

        The indemnification remedies provided in this Article 11 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Article 11 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, any other Transaction Document, under any Restructuring Document, under any other contract, under any law or otherwise).

        Section 11.3 Specific Performance.

        The Company and the Participating Noteholders acknowledge and agree that irreparable damage to the Participating Noteholders would occur in the event that any of the provisions of the Restructuring Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Participating Noteholder shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of the Restructuring Documents and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any Participating Noteholder may be entitled by law or equity.


                                   ARTICLE 12
                                  MISCELLANEOUS

        Section 12.1 Governing Law; Jurisdiction; Waiver of Jury Trial.

        THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. EACH OF THE PARTIES HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IF SUCH COURT SHALL NOT HAVE JURISDICTION TO HEAR SUCH MATTER, TO THE NEW YORK STATE SUPREME COURT LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND WAIVES ANY OBJECTION AS TO VENUE IN EITHER SUCH LOCATION. SERVICE OF PROCESS ON

THE PARTIES IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO THE PARTIES IN ACCORDANCE WITH SECTION 11.8 HEREOF. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

        Section 12.2 Successors and Assigns; Assignment.

        Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Amended Notes and the PIK Preferred Shares from time to time. This Agreement may not be assigned by the Company without the prior written consent of the Required Holders (as defined in the Noteholder Agreement). This Agreement may not be assigned by the Participating Noteholders prior to the Closing without the consent of the Company, except that each Participating Noteholder may assign its rights and obligations hereunder to any Affiliate or Affiliates. After the Closing, this Agreement may be assigned by the Participating Noteholders to any transferee of the Amended Notes or the PIK Preferred Shares so long as each assignee (i) agrees to be bound hereunder, (ii) agrees that the representations and warranties made by the Participating Noteholders herein shall be deemed to have been made by such assignee and (iii) shall execute a counterpart to this Agreement the execution of which shall constitute such assignee's agreement to the terms of this Section 12.2. Any purported assignment of this Agreement in violation of the provisions of this paragraph is null and void.

        Section 12.3 Entire Agreement.

        This Agreement and the Schedules and Exhibits hereto, the other Restructuring Documents, the Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. This Agreement and the Schedules and Exhibits hereto and the other Restructuring Documents and the Transaction Documents to the extent not expressly amended by this Agreement supersede any other agreement or understanding, whether written or oral, that may have been made or entered into by any party or their respective affiliates or representatives prior to the date hereof relating to the matters contemplated hereby and thereby. All references in this Agreement to Schedules refer to sections of the Company Disclosure Letter delivered in connection with this Agreement.

        Section 12.4 Severability.

        In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 12.5 Survival of Warranties.

        The warranties, representations and covenants of the Company and Participating Noteholders contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall continue as long as any Amended Notes or PIK Preferred Shares are outstanding or issuable.

        Section 12.6 Amendment and Waiver.

        This Agreement may be amended or modified, and the rights of the Company or Participating Noteholders hereunder may only be waived, upon the written consent of the Company and the Participating Noteholders representing a majority of the principal amount of the outstanding Amended Notes.

        Section 12.7 Delays or Omissions.

        It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or any other Restructuring Document, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on a Participating Noteholder's part of any breach, default or noncompliance under this Agreement, the other Restructuring Documents or any waiver on such party's part of any provisions or conditions of this Agreement or the Restructuring Documents must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or the other Restructuring Documents, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

        Section 12.8 Notices.

        All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) upon receipt of successful complete transmission when sent by facsimile if sent during normal business hours of the recipient, if not, then on the business day next succeeding receipt of successful, complete transmission;
(c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth in the Note Purchase Agreement.

        Section 12.9 Titles and Subtitles.

        The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        Section 12.10 Counterparts; Execution by Facsimile Signature.

        This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

        Section 12.11 Participating Noteholders' Obligations Several and Not
                      Joint.

        All obligations of the Participating Noteholders hereunder shall be several and not joint and no Participating Noteholder shall have any liability or obligation hereunder as a result of any other Participating Noteholder's breach of any provisions of this Agreement.

        Section 12.12 Obligations Absolute.

        The Company's obligations under the Restructuring Documents are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction.

        Section 12.13 No Strict Construction.

        The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

        Section 12.14 Releases and Waivers.

        The Company hereby irrevocably and unconditionally waives, forever releases and discharges the Participating Noteholders (and any of its respective affiliates, officers, directors, employees and partners) in any and all capacities from and against any and all claims, covenants, promises, agreements, obligations, controversies, losses, damages, costs, expenses, demands, causes of action, judgments or liabilities of any kind or character whatsoever, whether matured or contingent, or known or unknown, including for indemnity or contribution, that the Company has or may have to the extent it or they arise out of, or in connection with, the Transaction Documents, the Restructuring Documents or the transactions contemplated thereby.

               IN WITNESS WHEREOF, the parties hereto have executed the Restructuring Agreement as of the date set forth in the first paragraph hereof.



                                            QUOKKA SPORTS, INC.

                                            -------------------

                                            Name:

                                            Title:



                                            PARTICIPATING NOTEHOLDER

                                            -------------------

                                            Name of Participating Noteholder

                                            Name of Signatory:

                                            Title:

                                   SCHEDULE A


                   Original
                   Principal      Principal                           Redemption                              Stated
                   Amount of       Amount           Principal           Price          Remaining            Valued PIK
 Participating       Notes     of Notes as of        Amount            for Notes        Principal             Preferred
    Holder           Held        February 22   of Notes Redeemed        Redeemed     Amount of Notes        Shares Issued
 -------------    ----------   --------------  -----------------    --------------   ---------------     ------------------
